Exhibit 23.11

CONSENT OF DAVID A. RHYS

I consent to the use of my name, or any quotation from, or summarization of the technical report summary entitled “2022 Technical Report on the Shea Creek Project, Saskatchewan”, effective date October 31, 2022, prepared by me, which was filed as an Exhibit to Uranium Energy Corp.’s (the “Company”) Current Report on Form 8-K filed with the United States Securities and Exchange Commission on January 11, 2023, and to the incorporation by reference of the foregoing in the Company’s Registration Statement on Form S-8 dated July 19, 2023, and any amendments or supplements thereto.

/s/ David A. Rhys
David A. Rhys, P.Geo., PGO Registered Member

Date: July 19, 2023